Exhibit 99.1

DURECT Corporation Appoints Matthew J. Hogan as Chief Financial Officer

Cupertino, CA

September 12, 2006

DURECT Corporation (NASDAQ: DRRX), an emerging specialty pharmaceuticals company, announced today that Matthew J. Hogan has joined the Company as Chief Financial Officer.

“DURECT is fortunate to have Matt join our senior management team. Matt brings over 10 years of in-depth knowledge regarding corporate financial transactions as a former investment banker for Merrill Lynch and over 10 years of experience as a chief financial officer of several publicly traded companies, including experience managing commercial product sales. Matt will be a strong contributor to our corporate mission as we rapidly move our company into the next stage of growth,” said James E. Brown, DVM, President and CEO of DURECT.

Matthew Hogan joins DURECT from Ciphergen Biosystems, Inc., where he was the Chief Financial Officer from 2000 to 2006 and a consultant from March 2006. Prior to joining Ciphergen, Mr. Hogan was the Chief Financial Officer at Avocet Medical, Inc. from 1999 to 2000. From 1996 to 1999, Mr. Hogan was the Chief Financial Officer at Microcide Pharmaceuticals, Inc. From 1986 to 1996, he held various positions in the investment banking group at Merrill Lynch & Co., most recently as a Director focusing on the biotechnology and pharmaceutical sectors. Mr. Hogan holds a B.A. in economics from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies that treat chronic debilitating diseases and enable biotechnology products. Additional information about DURECT is available at www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s anticipated growth and development are forward-looking statements including risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to successfully design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-Q filed with the SEC on August 9, 2006 under the heading “Risk Factors.”

SOURCE:

DURECT Corporation

CONTACT:

Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417